Exhibit 4.15

SPD Bank	Working Capital Loan Contract

Contract Number: [Not disclosed in this translation]

The Borrower: China Northeast Logistics City Co., Ltd.

The Lender:_Shanghai Pudong Development Bank Co., Ltd. Shenyang Branch

Whereas:

For funding needs, the Borrower applies for working capital loan from the Lender: After review, the Lender agrees to grant the loan in accordance with the terms and conditions stipulated under this Contract. In order to clarify the rights and obligations of both parties, this contract is entered into upon mutual agreement, based on relevant laws, regulations and rules of the People’s Republic of China, and shall be binding on both parties.

At the same time, the Borrower and Lender ascertain the following prerequisites (“✓” for selected, and “x” for not selected):

☑	This Contract is signed as the supplemental financing agreement to the Credit Facility Agreement (hereunder referred to as the Credit Facility) with serial number: [Not disclosed in this translation]. After this Contract became effective, all the terms and conditions contained herein are incorporated into and form part of the Credit Facility (This option should be selected should an Credit Facility has been signed previously and the serial number of the Credit Facility should be recorded here);

☒	This Contract is an independent financing document signed between the Borrower and the Lender (This option should be selected should a Credit Facility has not been signed previously between the Borrower and the Lender);

☒	The purpose of the loan under this Contract is for renewal of existing loan, for which the Guarantor(s) is/are known.
The name of the original contract: [Blank]
Date of signing: [Blank] Serial number: [Blank] (This option should be selected should the purpose of the loan is for the renewal of existing loan).

Part I: Commercial Terms

1.	Type of loan: ☑ Short term working capital loan ☐ Medium to long term working capital loan

2.	The loan amount under this Contract is RMB (currency) Twenty million (in words).

3.	The specific purpose of the loan under this Contract is: Replenishment of working capital

4.	The term of the loan under this Contract is: (“✓” for selected, and “x” for not selected)

☑	From August 19, 2011 to August 3, 2012;

☒	[Blank] year (or [Blank] months) from the date of the first drawdown.

The actual drawdown and repayment date to be determined based on the date of the drawdown voucher produced by the Borrower and the Lender. The date of the last repayment shall not extend beyond the loan period as agreed in this Contract. The drawdown vouchers form an inseparable part of this Contract.

5.	The interest rate for the loan under this Contract is (“✓” for selected, and “x” for not selected):

☑	(1) RMB interest rate:

☑	Calculated based on interest rate for similar class and types of lending announced by the People’s Bank of China
(☒ marking up ☒ marking down) of [Blank]%, which equals to 6.56% per annum at the time of signing this Contract.

☒ Other arrangement: [Blank]

☒	(2) Foreign currency interest rate (“✓” for selected, and “x” for not selected):

☒ Calculated based on [Blank] months London Inter-Bank Offered Rate plus [Blank] (Also referred to as LIBOR + [Blank]), on the date of the loan granted by the Lender. “LIBOR” referred to the average (rounded to nearest four decimal points) of the related interest rate shown on the related screen page (if any) on Reuters. The abovementioned interest rate should be the interest rate quoted for the US dollar deposit with the same corresponding period of the loan at 11:00 am (London time) on the date of determining interest rate.

☒ Other arrangement: [Blank]

SPD Bank	Working Capital Loan Contract

☑	(3)	Interest settlement method (“✓” for selected, and “x” for not selected)

	☒	Monthly, the interest settlement date is on the 20th of every month;

	☑	Quarterly, the interest settlement date is on the 20th of the final month of each quarter;

	☒	interest to be paid once upon maturity of the loan, together with repayment of principal of the loan;

	☒	Other arrangement: [Blank]

For instalment repayment of principal or interest, the last interest payment shall be made at the time of repayment of the loan principal,

☒	(4)	Adjustment of interest rate for RMB loans under this Contract

In the case where an adjustment to the benchmark lending interest rate is made by the People’s Bank of China before the drawdown of the RMB loan under this Contract, the interest rate applicable to the loan under this Contract commencing from the date of the drawdown should be the interest rate for similar class and types of loans as published by the People’s Bank of China at the time of the drawdown. In the case where benchmark lending interest rate is adjusted by the People’s Bank of China during the term of the loan after the loan is drawn down, then (“✓” for selected, and “x” for not selected):

	☒	Adjusted monthly, adjusted from the 21st of every month;

	☒	Adjusted quarterly, adjusted from the 21st of the last month of each quarter;

	☒	Adjusted annually, adjusted from [Blank] month [Blank] date of every year;

	☑	Interest rate is not adjusted

	☒	Other arrangement: [Blank]

☒	(5)	Interest rate adjustment for foreign currency loan under this Contract (“✓” for selected, and “x” for not selected):

	☐	From the date when the loan is granted, the interest rate is adjusted every [Blank] month(s) according to the latest foreign currency interest rate with the same period;

	☐	Other arrangement: [Blank]

6.	The interest rate for penalty interest under this Contract is:

	(1)	The penalty interest rate for overdue payments under this Contract is determined at additional 30% over the benchmark lending interest rate published at the time of overdue.

	(2)	The penalty interest rate for use of the loan not according to the purpose stipulated in this Contract, is determined at additional 50% over the benchmark interest rate published at the time of the loan misuse.

7.	The drawdown period for the loan under this Contract is from August 19, 2011 to August 3, 2012.

8.	The drawdown schedule for the loan under this Contract is as follows (“✓” for selected, and “x” for not selected):

☑	The withdrawal plan is as follow:

		Order	Drawn down before	Drawdown amount
		1	August 19, 2011	RMB Twenty million	(In words)

☒	Other drawn down arrangement: [Blank]

9.	The repayment plan for the loan herein is as follows (“✓” for selected, and “x” for not selected):

☑	The repayment plan is as follow:

		Order	Repayment before	Repayment amount
		1	August 3, 2012	RMB Twenty million	(In words)

☒	Other repayment arrangement: [Blank]

SPD Bank	Working Capital Loan Contract

10.	The penalty for early repayment of the loan: equal [Blank]% of the total amount of actual early repayment or [Blank](Currency)[Blank] (In words).

11.	The portion of the loan principal being early repaid shall not less than [Blank](Currency)[Blank] (In words).

12.	Set Up of Bank Account: (“✓” for selected, and “x” for not selected)

	(1)	The Borrower’s designated working capital loan account at the Lender’s bank:

	Bank:	Fangyuan Branch, Shanghai Pudong Development Bank Co. Ltd.
	Account name:	China Northeast Logistics City Co., Ltd.
	Account number:	[Not disclosed in this translation]

	(2)	The Borrower’s general settlement account at the Lender’s bank:

	Branch:	Fangyuan Branch, Shanghai Pudong Development Bank Co. Ltd.
	Account Beneficiary:	China Northeast Logistics City Co., Ltd.
	Account number:	[Not disclosed in this translation]

	(3)	The Borrower’s funds receiving account under this Contract:

	Bank:	Fangyuan Branch, Shanghai Pudong Development Bank Co. Ltd.
	Account name:	China Northeast Logistics City Co., Ltd.
	Account number:	[Not disclosed in this translation]

13.	The Lender’s entrusted payment: Any single payment required from the Borrower which exceeds an amount of (currency and amount) RMB Zero shall entrust to the Lender for payment.

14.	The Borrower agrees to pay the Lender an amount of (currency and amount) [Blank] as payment account supervision fee. Payment method:[Blank].

15.	The Borrower agrees to provide the following Guarantors and guarantee contracts for the loan secured under this Contract:

☒	Guarantors: [Blank]	Guarantee Contract No.: [Blank]
☑	Mortgagors: China Northeast Logistics City Co., Ltd.	Mortgage Contract No.: [Not disclosed in this translation]
☒	Pledge provider: [Blank]	Pledge Contract No.: [Blank]
☒	Other guarantee: [Blank]

16.	Default penalty: equivalent to [Blank] % of the loan principal or [Blank]

17.	Appendices to this Contract include:

(1)	Drawdown Application

(2)	[Blank]

(3)	[Blank]

(4)	[Blank]

(5)	[Blank]

18.	Other matters agreed by both parties: [Blank]

19.	There are Two copies of this Contract, 1 copy for the Borrower, 1 copy for the Lender, and [Blank] copies for [Blank], all copies carry the same legal status.

SPD Bank	Working Capital Loan Contract

Part II: General Terms

Section 1: The Loan

1.	The Borrower hereby irrevocably agrees and undertakes: the Lender, at all times, has full discretion on the drawings of the loan obtained under this contract; the Lender has full discretion on the date for which regular or irregular inspection on the loan should be carry out, in order for the Lender to decide whether the Lender should continue to grant a loan of any form to the Borrower; notwithstanding of the provisions contained in this Contract or any other documents, the Lender shall have the right to call for the Borrow to repay all of the loan at any time. The Lender shall have the right to terminate or suspend all or part of the loan, or cancel any further usage of the loan without prior notification to the Borrower.

2.	The loan under this Contract shall only be used for purpose as agreed in this Contract, the Borrower shall not misuse the loan for fixed asset investment, share transaction or similar investment, and productions and operations in area which are prohibited by the PRC or on activities that are not comply with the purpose of working capital loan.

Section 2: Loan interest rate and method of calculation

1.	Unless otherwise specified in this Contract, the interest under this Contract shall be calculated based on the actual amount of loan drawn down and the number of days for which the loan is drawn down from the date of drawdown. The number of days in use includes the first day and excludes the last day. Daily interest rate equals to monthly interest rate divided by 30, monthly interest rate equals to annual interest divided by 12.

2.	The Lender shall entitle to receive penalty interest from the Borrower on any outstanding principal which become overdue (“overdue”, for the purpose of this Contract includes situation where early repayment is declared by the Lender), for period starting from the day when the outstanding principal of the loan become overdue, calculated in accordance with the actual number of days overdue and overdue interest rate agreed in this Contract, until the day the Borrower settles all of the principal and interest.

3.	In the event the Borrower does not utilize the loan which does not comply with the purpose as agreed in this Contract, the Lender shall entitle to receive penalty interest, based on the portion of the loan being misused, calculated based on the penalty interest rate as agreed in this Contract, from the day when such misuse commence, for the number of days the portion of the loan being misused, until the Borrower settles all of the principal and interest.

4.	The Lender shall entitle to receive from the Borrower for interest not settled on time (which include normal interest, overdue penalty interest and misuse penalty interest) an overdue interest, which shall be calculated based on the overdue interest rate as agreed in this Contract for period, from the day when such interest become overdue (which is the day of interest settlement date as agreed in this Contract), when such interests are overdue, on a compound interest basis.

5.	Interest rate marketization or market immobilization

(1)	In the event that after the loan under this Contract has been granted and the People’s Bank of China has implemented the policy of marketization of lending interest rate for RMB loan, the Borrower shall negotiate with the Lender for the determination of the interest rate standard. Should there be no mutual agreement reached within five (5) banking days after the commencement of the negotiation, the Borrower shall repay all of the principal and interest of the loan within thirty (30) banking days from the date on which no mutual agreement is affirmed. (This paragraph applies to RMB).

(2)	In the event that after the loan under this Contract has been granted, none of the relevant banks has offered any US Dollar interest rate quotation to major banks in the London Interbank Money Market at 11:00am (London time), and no interest rate could be obtained on the day of the interest rate adjustment as agreed in this Contract, the Borrower shall negotiate with the Lender for the determination of an alternative interest rate. if no relevant bank quotes the US Dollar deposit rate to the major banks in the London Interbank money market, by the hour of 11 am (London time) on the interest quote date of relevant interest period. Should there be no mutual agreement reached within five (5) banking days after the commencement of the negotiation, the Borrower shall repay all of the principal and interest of the loan within thirty (30) banking days from the date on which no mutual agreement is affirmed. (This paragraph applies to foreign currency)

SPD Bank	Working Capital Loan Contract

Section 3: Drawdown of the loan

1.	Prior to the first drawdown, the Borrower shall fulfill the following conditions, however the Lender is not obligated to verify the authenticity of the following documents or conditions:

(1)	The Borrower shall submit the drawdown application form (refer to Appendix 1 for format), the completed borrowing/lending voucher and other related documents at a time and method of submission as agreed in this Contract;

(2)	This Contract and related guarantee contract, if any, have been signed and remained valid, and the rights of the guarantee has been properly established;

(3)	The Borrower shall provide valid business license, company articles of association, most recent financial statements from the drawdown date (including but not limited to the audited financial statement for the preceding year and the management accounts for the current period);

(4)	The Borrower shall provide the resolution in respect of the loan approved by the board of directors or in shareholders’ meeting or other entities with the same legal status, authorization letter from legal representatives to authorized representatives, and original copy of sample signatures for the legal representatives and authorized representatives;

(5)	The Borrower has opened general settlement, fund collection or any other accounts, if any, at the Lender’s bank as requested by the Lender;

(6)	The Borrower has fulfilled the obligations agreed in this Contract, and no event of default as stipulated in this Contract has occurred.

(7)	Other documents or other conditions may be requested by the Lender from time to time.

2.	Prior to each drawdown other than the first drawdown, the Borrower shall fulfill the following conditions, however the Lender is not obligated to verify the authenticity of the following documents or conditions:

(1)	The Borrower shall submit the drawdown application form (refer to Appendix 1 for format), the completed borrowing/lending voucher and other related document at a time and method of submission as agreed in this Contract;

(2)	The Borrower has fulfilled the obligations agreed under this Contract, and no event default as stipulated in this Contract has occurred.

(3)	Other documents or other conditions may be requested by the Lender from time to time.

3.	Drawdown

(1)	The Borrower shall make one-time drawdown or instalments drawdown in accordance with the schedules as agreed under this Contract, and submit the drawdown application to the Lender three (3) banking days prior to the each drawdown date as agreed in this Contract for the processing of draw procedure (refer to Appendix 1 for format)

(2)	In the event that a change the drawdown date such as postponement is required by the Borrower, the Borrower shall obtain consent from the Lender three (3) banking days prior to the scheduled day, and shall pay the Lender loss of interest income as a result of such change (loss of interest income equals to interest the Lender should have earned from the loan deduct by the interest earned through savings over the same period).

(3)	In the event that the Borrow wishes to cancel all or part of the undrawn loan amount, the Borrower shall obtain the approval from the Lender by submitting an application to the Lender three (3) days prior to the scheduled drawdown day or expiry of the drawdown period. The Borrower confirms that in the event where all or part of the loan was not drawn down upon the expiry of the drawdown period, the Borrower shall pay an undertaking fees to the Lender (as detailed in Part I of this Contract).

(4)	In the event where the Borrower fails to lodge its application for the draw down or postponement of the drawdown upon the expiry of the scheduled drawdown date or drawdown period, the Lender may notify the Borrower to handle related procedure within three (3) banking days from the date of the expiry. Where the Borrower fails to complete either one of the applications, the Lender shall have the rights to cancel the undrawn loan amount.

SPD Bank	Working Capital Loan Contract

(5)	Notwithstanding the terms and conditions as agreed elsewhere in this Contract, the Lender shall have the rights to refuse the Borrower’s drawdown application and cancel all or part of the loan agreed in this Contract, prior to any drawdown of the loan.

Section 4: Account set up and management

1.	The Borrower should have opened general settlement account, fund collection account and any other accounts, is any, as agreed between both parties, at the Lender’s bank at the time of when this Contract is signed. The Borrower agrees the Lender to monitor the abovementioned accounts.

2.	The general settlement account is used to account for the draw down and drawings of the loan obtained from the Lender by the Borrower, and the account entitles to interest income at calculated based on current deposit savings rate.

3.	The Borrower acknowledges fund collection account shall serve as the income account and loan repayment account, as agreed in this Contract. The cash inflow from sales or the overall cash flow of the Borrower shall be deposited in the funds receiving account.

The Borrower undertakes that the balance of the funds receiving account shall not be less than the amount of principal and interest due within 3 days prior to the day of each settlement. The Borrower agrees the Lender shall have the rights to restrict or reject any payments to third parties, within 3 days prior to the day of each settlement, where such payment will result in the balance of the funds receiving account lower than the principal and interest falling due, to ensure sufficient funds in the funds receiving account for the repayment of the principal and interest falling due.

The Lender shall have the right to monitor the funds receiving account. In the event of any irregular cash movements in the fund collection account, the Lender shall have the rights to request the Borrower for explanations and take necessary measures.

Section 5: Payment Monitoring

1.	The Borrower agrees that the Lender shall entitle to manage and monitor the payment from the loan obtained through Lender entrusted payment or/and direct payment methods by the Borrower, in order to supervise the purpose of usage of the loan as agreed in this Contract.

The Lender entrusted payments refers to the Lender, make payments on behalf of the Borrower, upon application from the Borrower, to third parties who qualifies the purpose of the usage of the loan as agreed in this Contract, from the Borrower’s bank accounts.

Direct payment by the Borrower refers to the Lender deposited the loan into the Borrower’s bank account based on the draw down application, and payments being made to the qualified payee in accordance with the usage agreed in the respective contracts by the Borrower directly.

2.	With the consent of the Borrower, should the borrower-lender relationship between the Borrower and the Lender is a newly established relationship and the credit rating the Borrower is average, or each single payment required by the Borrower exceeds the limit as agreed in this Contract (refer to Part I of this Contract), or other cases as specified by the Lender, the Lender entrusted payment method should be used.

Where the Lender entrusted payment method is used, the Lender shall have the right to review and approve payees on the payment application as provided by the Borrower whether the names of payee, amount and other information on the payment application is in conformity with relevant business contracts and related documents, and in accordance with the purpose of usage of the loan as agreed in this Contract. Payments will be made by the Lender to the Borrower’s payees through the Borrower’s bank account where the loan is obtained.

3.	The Borrower shall provide evidence as requested by the Lender when applying payments to external parties from the loan obtained, including but not limited to:

(1)	Documents and evidence which support the purpose of the payment is as agreed in this Contract;

(2)	Business contract and written documents which reflect the Borrower’s payment obligations. In the event where fees and expenses for which a written contract is not required or available, the Borrower shall provide fee policy and standards from relevant authorities;

SPD Bank	Working Capital Loan Contract

(3)	The Borrower shall provide the corresponding invoices or receipts after the payment is made if the invoices or receipts thereof are available at the time of payment;

(4)	Legally valid payment voucher;

(5)	Other documents as required by the Lender.

4.	In case where a working capital loan account is not opened, the Borrower shall submit the drawdown application form (refer to Appendix 1 for format) to the Lender three (3) banking days prior to the proposed drawdown day, and shall designate whether the Lender entrusted payment method or direct payment method the Borrower wishes to use. The Borrower confirms that the Lender shall have the rights to review and approve whether the relevant documents complies with the payment condition stipulated under this Contract, and have the right to decide which payment method the Borrower should entitle for the loan that is drawn down.

In case where a working capital loan account is opened, and when the Lender entrusted payment method is used, the Borrower shall submit the Borrower pre-stamped working capital loan reserved stamp payment application form (refer to Appendix 2 for format) to the Lender three (3) banking days prior to the proposed payment day. The Lender shall have the rights to review and approve whether the relevant documents complies with the payment condition stipulated under this Contract, and have the right to decide which payment method the Borrower should entitle for the loan that is drawn down. When the direct payment method is used, the Borrower shall submit the payment application form (refer to Appendix 2 for format) and related information to the Lender three (3) banking days prior to the proposed payment day. The Lender shall have the rights to review and approve whether the relevant documents complies with the payment condition stipulated under this Contract. When reviewed and approved by the Lender, the Borrower is required to complete payment voucher (the amount of each summary payment voucher must not exceed the loan amount the Lender entrusted for payment under this Contract). When approved, the Lender will stamp on the summary payment voucher a working capital loan fund monitoring chop and the required fund will be transferred to the Borrower’s general settlement account.

5.	In the case that direct payment method is used, the Borrower shall report to the Lender the details of direct payments from the loan obtained on a monthly basis. The Lender shall have the right to verify whether the payments made by the Borrower complies with the purpose and payment method as agreed in this Contract, by ways of account analysis, voucher inspections and on-site investigations, etc.

6.	The Borrower confirms that the Borrower shall pay to the Lender any clearing fees that may be incurred due to the drawdown of the loan. At the time when clearing fee become chargeable, the Lender has the right to deduct the actual clearing fee from the Borrower’s bank account.

7.	In the case of the following, the Lender shall have the right to request the Borrower, during the course of drawdown application and payment application, to provide additional condition for the drawdown and payment, to change the way of settlement or cease to granting and payment of the loan:

(1)	Deterioration of the credit status

(2)	Weak profitability of core business

(3)	Abnormal usage of the loan under this Contract

Section 6: Repayment

1.	The Borrower shall settle in full the loan principal, interest outstanding and relevant costs thereof in accordance with the repayment plan as agreed under this Contract. The Borrower hereby irrevocably authorizes the Lender the right to deduct directly the abovementioned funds from the account set up by the Borrower with the Lender’s bank, on the due date of the repayment or other arrangement as agreed in this Contract.

2.	Should the Borrower request an early repayment of the loan, the Borrower shall notify the Lender ten (10) banking days prior to the anticipated repayment date in writing and written consent must be obtained from the Lender. Should the Borrower early repay the loan principal and interest without the prior written consent from the Lender, the Lender shall charge the Borrower a fixed amount of one off penalty (see Part I of this Contract).

In the case where early repayment of the loan has been accepted by the Lender, the anticipated early repayment date shall be regarded as early maturity of the loan and the Lender shall have the right to request the Borrower for payment of a fixed amount of penalty as agreed in this Contract (see Part I of this Contract).

Interest for early repayment of the loan shall be paid together with the principal, and calculated based on the actual number of days for which the loan is drawn, and the amounts of the principal of the early repayment shall not be less than the limit agreed under Part I of this Contract; the amount of principal repaid shall be offset, in reversing order of the loan repayment plan, against the total principal of the loan.

SPD Bank	Working Capital Loan Contract

3.	In the event that the Borrower is unable to settle the repayment on maturity with justified reasons, the Borrower shall submit an application for extension of the term of the loan thirty (30) banking days prior to the original maturity of the loan, and prepare the required documents for the processing of relevant loan extension procedures. In the event that the loans under this Contract that is guaranteed, mortgaged or pledged, written consents should be received from the guarantor, mortgagor or pledge provider. The Lender shall has the final decision on granting of the loan extension, the loan will be transferred to as overdue loan on the following day upon maturity when no application for loan extension is submitted by the Borrower or when loan extension is not approved by the Lender.

Section 7: Representations and undertakings

The following representations and undertakings are made by the Borrower to the Lender at the time when this Contract is signed remain valid during the tenure of this Contract.

1.	The Borrower is an independent legal entity, possesses the capability to assume rights and obligations, and has the ability to carry out obligations under this Contract and assume civil responsibility.

2.	The Borrower has the right to execute this Contract and has signed this Contract and exercised all necessary duties under this Contract to obtained authorizations and approvals from the shareholders, board of directors and other authorities. The terms and conditions contained in this Contract represented the Borrower’s true intent and legally binding on the Borrower.

3.	The signing and execution of this Contract by the Borrower will not be in breach of the laws of which the Borrower is subjected to (the laws referred herein and hereunder include laws, rules, regulations, local laws, and judicial interpretation, etc). Relevant documents, judgments and adjudications from relevant authorities do have contradict to the Borrower’s articles of association or contract and agreements signed by the Borrower, or any other obligations undertook by the Borrower.

4.	The Borrower undertakes that all financial reports, if any, presented are in compliance with the laws of the People’s Republic of China. (For the purpose of this Contract, do not include laws in Hong Kong and Macau Special Administrative Regions and Taiwan region). The financial reports are true, complete and fairly reflect the Borrower’s financial status. The Borrower guarantee that all materials, information and documents, including both the Borrower and the Guarantor, provided to the Lender by the Borrower in the course of signing and execution of this Contract are true, valid, accurate and complete without any concealment of facts.

5.	The Borrower guarantee that all materials, information and documents, including both the Borrower and the Guarantor, provided to the Lender by the Borrower in the course of signing and execution of this Contract are true, valid, accurate and complete without any concealment of facts, and the Borrower has complied with the principles of honesty and integrity.

6.	The Borrower undertakes to complete all filings, registrations or any other procedures, and to bear all related costs and expenses, that are necessary for this Contract to remain valid and can be legally executed.

7.	Subsequent to the date of latest audited financial statements, there have been no significant negative changes on the Borrower’s operations and financial status.

8.	Business activities are carried out in strict compliance with laws and regulations, and strictly adhere to the operating scope as stated in business license or laws; timely renewal of annual inspection; and that the operations are legal and qualified and has the ability to sustain its operations, and possesses legitimate source of financing for the repayment of the loan.

9.	Shall not forfeit any matured claims on debts, and shall not dispose of existing substantial assets at no cost or any other inappropriate method.

10.	The Borrower has already disclosed to the Lender important facts and circumstances known or should have known to the Borrower, which are essential for the Lender to determine whether the loan should be granted under this Contract.

11.	The Borrower undertakes that, it has not and will not be any delay in payments by the Borrower, including but not limited to salaries, medical expenses, disability subsidies, compassionate payments and compensation of employees, on the date of signing of this Contract and during the tenure of this Contract.

12.	The Borrower undertakes that it is of sound credit status and there ware no significant adverse records.

13.	The Borrower undertakes that situations or events which will or may have a material and adverse impact on the ability of the Borrower in execution of this Contract do not exist.

SPD Bank	Working Capital Loan Contract

Section 8: Agreed matters

The Borrower and the Lender agreed on the following matters:

1.	The Borrower undertakes that its business activities be operated under legal regulations and the loan obtained under this Contract will be used for purpose as agreed in this Contract and not for other purpose. The Borrower shall, at the requirements of the Lender, provide regular financial information to Lender, which include monthly and annual financial information of varies types, and to actively cooperate with the Lender in monitoring the usage of the loan and the operational status of business activities. The Lender shall, at any time, have the right to carry out inspection and monitoring of the any kinds on the usage of the loan.

2.	The Borrower shall repay of the principal and interest obtained under this Contract, based on the timing, amount, currency and interest rate stipulated under this Contract, drawdown application form and borrowing/lending voucher. The actual timing, amount, currency and interest rate for the repayment shall be based on the borrowing/lending voucher.

3.	The Borrower undertakes that, in case of any events which will or may have a significant and negative impact on the financial status of the Guarantor which may affect the Guarantor’s capacity as a guarantor under this Contract, it shall provide other new guarantees that are recognized by the Lender immediately,.

4.	The Borrower represents that, prior to receipt of written consent from the Lender, none of the following actions will be taken:

(1)	Selling, gifting, leasing, lending, transferring, mortgaging, pledging or otherwise disposing of all or part of its substantial assets.

(2)	Contracting, leasing, joint operations, external investment, share capital reform, merger and acquisition, joint venture/cooperation, sub-division, transfer of shares, practically increase in debt financing, set up of subsidiary, transfer of property rights, deduction in capital, suspension of operation, dissolution, file for bankruptcy, reorganization and other actions that has potential impact on the repayment ability of the Borrower.

(3)	Amendments to the articles of association or alteration of scope of business or core business.

(4)	Provide guarantees to third parties and, as a consequence thereof, having a significant and negative impact on financial status of the Borrower or its ability to fulfill the obligations under this Contract.

(5)	Early settlement of other long term debts.

(6)	Signing of contracts or agreements which have a significant and negative impact on the ability of the Borrower to fulfill the obligations herein or assuming relevant obligations with same implications.

5.	The Borrower undertakes that, in the event of the following circumstances, the Borrower shall notify the Lender immediately on the day when such event occurred and ensure that the original copy of the relevant notice (stamped with company seal) reach the Lender within five (5) banking days after the event occurred:

(1)	The occurrence of events which result in untruth, inaccuracy and invalidation on the representations and undertakings made by the Borrower under this Contract.

(2)	The Borrower or its controlling shareholders, de facto controller or its related parties are involved in litigation or arbitration, or their assets are subject to seizure, attachment, freezing, forcible execution or other measures of the same effect, or their legal representatives/persons in charge, directors, supervisors, or senior management are involved in litigation, arbitration or subject to other forcible measures.

(3)	Changes of legal representative or authorized representative, person in charge, person in charge of financial affairs, or correspondence address, name of the entity, and place of business of the Borrower.

(4)	Petition for restructuring or bankruptcy is filed by other creditors or revocation by higher-level authorities.

(5)	Occurrence of other significant and negative events that may have negative impact on the repayment ability of the Borrower.

6.	The Borrower undertakes that it shall not in breach of normal repayment order to settle full and early repayment of other loans, and shall not enter into any contract or agreement, present and in the future, that would result in the subordination of the loan obtained under this Contract.

SPD Bank	Working Capital Loan Contract

7.	The Borrower shall make every effort to settle the principal and interest with the same currency of the loan obtained under this Contract. Under the circumstance where the principal and interest are settled in different currency, the Borrower shall voluntarily or authorize the Lender to convert the principal and interest repaid, which denominated in different currency, to the currency of the loan obtained under this Contract according to the exchange method specified under the “Stipulations on transfers of funds”, with all the expenses and costs arising thereof to be borne by the Borrower. Under the circumstance where the Guarantor settle the repayment of the loan on behalf of the Borrower in different currency, all cost expenses arising thereof shall be borne by the Borrower, in accordance with the “Stipulations on transfers of funds” under the Guarantor Contract.

8.	In the event where specific circumstances has resulted in a specific changes in the status of the guarantee under this Contract, the Borrower shall, at the request of Lender, provide other guarantees that is recognized the Lender. The specific circumstances or specific changes abovementioned include but not limited to suspension of production, termination of business, dissolution, suspension of business for internal rectification, revocation or deregistration of business license, applying or being applied for restructuring, bankruptcy, significant changes in operating or financial status, involved in material litigation or arbitration, involvement in litigations by legal representative, director, supervisor and key management, the decrease or possible decrease in the value of the assets pledged or being imposed of the property preservation measures, breaches under the Guarantee Contract and request for lifting of the Guarantee Contract, by the Guarantor.

9.	The Lender shall entitle to carry out onsite or offsite due diligence on the Borrower, and carry out inspection on the operating and financial conditions, usage and repayment status of the loan, etc, after the loan has been drawn down by the Borrower. The borrower has the obligation to actively cooperate with the Lender in monitoring payment management, post-drawn down management and relevant inspection.

10.	The Lender shall entitle to early withdraw the loan from the Borrower in view of the funds receiving status of the Borrower.

11.	Specific terms for group corporate clients (applicable to group corporate clients).

If the Borrower under this Contract is a part of a group corporate client, the Borrower hereby represents:

(1)	The Borrower shall report related party transactions over 10% of the net asset of the facility grantee on timely manner, including: i) relationships among the transacting parties; ii) types and nature of transactions; iii) transaction amounts or proportion; iv) pricing policy (including non-monetary or nominal value transactions).

(2)	Any of the following events by the actual facility grantee shall be regarded as breaches of this Contract by the Borrower, where the Lender shall have the right to unitarily cancel any unutilized credit facility of the client, and withdraw part or all of the utilized credit facility, or request from the client for additional security deposit with coverage of up to 100%: i) provision of false information or conceal material facts of operations and financial status; ii) change of the original purpose of use of the credit facility without authorization from the Lender, misappropriation of the credit facility or use of the bank credit facility for illegal and unlawful trading; iii) using fictitious contracts between related parties, creating notes receivable, accounts receivable and other claims which have no real business background to substantiate, and taken to the bank to endorsed or for pledge in order to obtain funds or facilities; iv) refusal of the monitoring and inspection request by the Lender on the usage of the funds and relevant operating and financial activities; v) the occurrence of major merger, acquisition and reorganization, etc, that the Lender believes may have an impact on the credit facility; vi) intentional evasion of bank debts through related party transactions.

Section 9: Stipulations on transfers of funds

1.	The Borrower agrees that the Lender shall have the right to directly deduct and collect the funds from the general settlement account and/or funds receiving account opened by the Borrower with Shanghai Pudong Development Bank Co., Ltd, upon the due date of any outstanding debts under this Contract. In the event where there is insufficient balance in the general settlement account and/or funds receiving account for the repayment of the debts, the Lender shall have the right to deduct the funds from any accounts opened by the Borrower with the Shanghai Pudong Development Bank Co., Ltd.

2.	Unless otherwise published by relevant national regulators or laws, the proceeds deducted from the Borrower’s accounts shall be applied in the following order: settlement of outstanding expenses, settlement of outstanding interest and settlement of the outstanding principal, due from the Borrower.

SPD Bank	Working Capital Loan Contract

3.	The following ways shall be applied when the currency obtained from deduction from the Borrower’s accounts differ from the currency of amount required settlement:

(i)	In the case the currency of the loan is RMB, the amount deducted from the Borrower’s bank accounts will be converted into RMB from their original currencies at the bidding price of relevant exchange rates published on the day of the fund deduction by the Lender and settle the outstanding principal and interest.

(ii)	In the case that the currency of the loan is non-RMB, and the fund deducted from the Borrower’s bank accounts is RMB, the fund deducted will be converted from RMB to the currency in which the loan is denominated at the asking price of relevant exchange rates published on the day of the fund reduction by the Lender and settle the outstanding principal and interest.

(iii)	In the case that the currency of the loan and the fund deducted from the Borrower’s bank account are different and not denominated in RMB, the fund deducted will be first converted into RMB at the bidding price of relevant exchange rates published on the date of the fund deduction, then converted to the currency in which the loan is denominated at the asking price of relevant exchange rates published on the same date and settle the outstanding principal and interest.

Section 10: Proof of Claims

The Lender, in accordance with its usual business practice, maintains accounting ledgers for all the business activities related to this Contract on its accounting records for proof of the loan amount due to the Lender. The Borrower confirms that the accounting documents compiled and recorded by the Lender according to its business practices constitute valid proof of its loan obligations under this Contract.

Section 11: Notice and Delivery

1.	Any notice given by either party under this Contract to the other party shall be sent to the addresses shown on the signing page of this Contract, unless either one party is notified in writing by the other party of a change of address. Once the notice is sent to the above address, it is deemed to have been delivered on following dates: For letters, the seventh (7) banking day after the dispatch of registered mail to the principal business address; For delivery by courier, the day on which the recipient signs to acknowledge receipt; For facsimile or emails, the day on which the facsimile or email is sent. However, all notices, requests or other correspondence sent or delivered to the Lender shall only be deemed to have been delivered when the Lender actually receives them. In addition, the originals (affixed with the company seal) of all notices and requests sent to the Lender via facsimile or email shall be delivered by hand or mailed to the Lender afterwards for confirmation purposes.

2.	The Borrower agrees that any subpoena or notices issued to the Borrower as a result of litigation brought against it shall be deemed to have been delivered if they are dispatched to the principal business address as shown on the signing page of this Contract. Any change to the above address will not take effect unless a written notice of the same has been given to the Lender in advance.

Section 12: Validity, modification and rescission

1.	This Contract shall become effective after both the Borrower and Lender have affixed their seals and signed/sealed by their respective legal representatives (responsible persons) or authorized persons, and shall be terminated when all the debts under this Contract are fully settled.

2.	When this Contract become effective, neither party to this Contract is permitted to modify or rescind this Contract before its intended term. Where modification or rescission is required for this Contract, both parties shall reach unanimity through negotiation and evidenced by written agreement.

Section 13: Events of Default and Handling

1	Events of default

Any of the following events shall constitute a default on part of the Borrower to the Lender:

(1)	Any representations and undertakings made by the Borrower in this Contract, or any notice, authorization, approval, consent, certificate and other documents provided by the Borrower in connection with this Contract are inaccurate or misleading, or are proved to be inaccurate or misleading, or are proved to be void or rescinded or have no legal effect, at the time of being made by the Borrower.

SPD Bank	Working Capital Loan Contract

(2)	Any breach of the “Other matters agreed by both parties”, if any, in Part I of this Contract or any agreed matter in Section 8 in Part II of this Contract by the Borrower.

(3)	Any major cross-default events on part of the Borrower, including but not limited to breaches of other loan contracts/agreements entered into by the Borrower; or default in repayment of matured debts under other loan contracts/agreements entered into by the Borrower.

(4)	Embezzlement of funds, transfer of assets or sale of share holdings by investors of the Borrower.

(5)	The Guarantor fails or shall fail to act in the capacity of a guarantor for the loan, or in breach of the signed guarantee document.

(6)	The suspension of business, suspension of production, closure of business, suspension of business for internal rectification, restructuring, liquidation, being placed in receivership or conservatorship, dissolution, revocation or cancellation of business license, or bankruptcy of the Borrower.

(7)	Deterioration of financial conditions of the Borrower and the Guarantor, encountering great difficulties in operations, or an event or situation which has adverse impact on their normal operations, financial conditions or solvency.

(8)	The Borrower or its controlling shareholders, de facto controller or its related parties are involved in litigation or arbitration, or their assets are subject to seizure, attachment, freezing, forcible execution or other measures of the same effect, or their legal representatives/persons in charge, directors, supervisors, or senior management are involved in litigation, arbitration or subject to other forcible measures, which may have adverse impact on the solvency of the Borrower.

(9)	Failure to utilize the loan for purposes agreed in this Contract or failure to make payments with agreed methods.

(10)	Provision of false and misleading documents and information for the application of the loan.

(11)	Fail to meet with the minimum requirements on relevant financial covenants agreed under this Contract.

(12)	Unusual movements of fund flows in the general settlement account/fund collection account.

(13)	The Borrower engages in activities which in breach of this Contract and will hinder the execution of this Contract or other actions which will impair the normal interests of the Lender to this Contract.

2.	Treatment of default

(1)	If any one or more of the above events of default occurs, the Lender shall entitle to take one or more of the following measures as the Lender may deemed appropriate:

i)	Request the Borrower to rectify within defined period of time.

ii)	Cancelation of any undrawn credit of the loan facility, stop granting or making payments from unused loan balance granted to the Borrower.

iii)	Declare all or part of the loan principal granted become due immediately, and request immediate repayment of all or part of the loan, settlement of outstanding interest, and seek for recourse from the Guarantor or Borrower with all necessary means.

iv)	Collect penalty interest on overdue loan principal and/or misappropriated loan portion, at compound interest rate.

v)	Directly deducts funds at any bank accounts opened by the Borrower at various branches of the Shanghai Pudong Development Bank Co., Ltd.

vi)	Request for the Borrower to supplement additional conditions on drawdown of the loan or modification on the payment method for utilization of the loan.

vii)	Request the Borrower to provide other guarantees recognized by the Lender.

viii)	Other necessary measures as regulated by the laws.

SPD Bank	Working Capital Loan Contract

(2)	Other than the above measures, the Lender may further request the Borrower for default liability and for payment of default penalty (refer to Part I of this Contract for calculation of default penalty). Where the default penalty is insufficient to cover losses suffered by the Lender, the Borrower shall indemnify the Lender against all resulting losses.

(3)	The Borrower shall bear all expenses incurred by the Lender in connection with the Lender’s realization of debts and guarantee rights, including but not limited to debt chasing expenses, litigation charges, notary fees, announcement fees, lawyers remuneration, travelling expenses, translation fees and all other fees payable.

Section 14: Other provisions

1.	Definitions

i)	“All the debts” under this Contract refers to the principal, interest, default penalty and various expenses for the realization of the debts.

ii)	“Interest” under this Contract includes interest, penalty interest and compound interest.

iii)	“Banking day” under this Contract refers to the general open day for public business at the Lender’s place of residence, not including Saturdays and Sundays (except for business day open to the public due to holiday adjustment) or other public holiday by laws.

2.	Applicable laws

The Laws of the People’s Republic of China (for the purpose of this Contract, excluding the laws of Hong Kong and Macau Special Administrative Regions and Taiwan regions) are applicable to this Contract, and their interpretations.

3.	Dispute Resolution

All disputes arising from this Contract shall be resolved through friendly negotiations. In the case that an agreement cannot be reached, the People’s Court of the People’s Republic of China where the Lender is located has exclusive jurisdiction over the dispute matter. During the period of dispute, the parties shall continue to comply with the undisputed provisions of this Contract.

4.	Miscellaneous

(i)	The parties hereto may revise the terms and conditions of this Contract through negotiation for matters not discussed herein and set out those additional terms and conditions in Part I of this Contract or in a separate agreement which will become a supplement to this Contract. Appendices and supplements to this Contract (detailed in Part I of this Contract) are inseparable constituent part of this Contract and have the same legal effect as the main text of this Contract.

(ii)	During the tenure of this Contract, the Lender’s tolerance of extension or delay in action in connection to any events of default or other actions by the Borrower, shall not damage, influence or restrict the Lender from enjoying all the rights and benefits in accordance with laws or with regards to this Contract, neither can be taken as the Lender’s recognition of such events of default by the Borrower, nor can be treated as the Lender’s forfeiture of the Lender’s rights on taking action against the Borrower’s present or future events of default.

(iii)	Invalidity of any terms in this Contract shall not affect the validity of other terms. The Borrower shall bear the obligation for the repayment of all the debts owing to the Lender, regardless of reasons resulting in the invalidity of this Contract. In case of the aforesaid event, the Lender shall entitle to terminate the execution of this Contract immediately and may seek for repayment all the outstanding debts under this Contract from the Borrower.

(iv)	The Lender may transfer all or part of the rights and/or obligations under this Contract, and under this circumstance, the transferee shall entitle to enjoy the same rights and/or obligations as being a party of the Lender to this Contract. The Borrower shall bind to the transferee as agreed in this Contract, after receiving notice from the Lender with regards to the transfer of debts.

(v)	Unless otherwise stated herein, the relevant terms and expressions in the Appendices to this Contract have the same meaning as those contained in this Contract.

(vi)	The headings in this Contract are for ease of reference only and shall not be regarded as the basis of interpretation of the content under that heading.

(No main text below on this page)

SPD Bank	Working Capital Loan Contract

(This is the signing page with no main text)

This Contract is signed by the Borrower and the Lender (as below) on August 19, 2011. The Borrower acknowledges that, at the time of signing this Contract, both parties have explained and discussed all the terms and conditions in details. Both parties have no disagreement toward any of the terms and conditions herein and have an accurate understanding of the legal implications of the terms and conditions with respect to the rights and obligations, restrictions of responsibility or exclusion provisions of the subject persons.

Borrower (company seal)	Lender (company seal)
[sealed] China Northeast Logistics City Co, Ltd	[Sealed] Pudong Development, Bank Co., Ltd., Shenyang Branch

Legal representative or authorized	Responsible person or authorized
person (signature or seal)	person (signature or seal)
Cheng Chung Hing	[Not disclosed in this translation]

Principal business address:	Principal business address:
[Not disclosed in this translation]	[Not disclosed in this translation]

Postal code: [Not disclosed in this translation]	Postal code: [Not disclosed in this translation]

Telephone No: [Not disclosed in this translation]	Telephone No: [Not disclosed in this translation]

Fax No.: [Not disclosed in this translation]	Fax No.: [Not disclosed in this translation]

Email: [Not disclosed in this translation]	Email: [Not disclosed in this translation]

Contact person: [Not disclosed in this translation]	Contact person: [Not disclosed in this translation]

Appendix 1

Under “Working Capital Loan Contract”

Drawdown Application Form

(Applicable to cases where designated working capital loan account is used)

No:

Shanghai Pudong Development Bank Co., Ltd. Shenyang Branch

Whereas the Company signed Working Capital Loan Contract (referred to as “loan contract” hereunder) with contract number [Not disclosed in this translation] with the Bank on August 19, 2011, according to the drawdown plan agreed in the loan contract, the Company plans to take its 1st drawdown with an amount of RMB (currency) Twenty million (In words) on August 19, 2011.

In accordance with the terms of the loan contract, this amount shall be made to the general settlement bank account opened by the Borrower at Shanghai Pudong Development Co., Ltd., the bank account name is China Northeast Logistics City Co., Ltd., bank account number is: [Not disclosed in this translation].

The Company hereby confirms, as at the date of this application form, there is no occurrence of any event or situation that would constitute events of default under the loan contract. The Company further confirms, all the representations and undertakings and guarantees are executed accordingly and all the applicable prerequisites are satisfied as agreed under the loan contract.

Applicant: (seal): China Northeast Logistics City Co., Ltd.

Legal representative or authorized agent: (signature or seal) Cheng Chung Hing

August 19, 2011

Appendix 2

Under “Working Capital Loan Contract”

Drawdown Application Form

(Applicable to cases where designated working capital loan account is used)

No:

Shanghai Pudong Development Bank Co., Ltd. [Blank] Branch

Whereas the Company signed Working Capital Loan Contract (referred to as “loan contract” hereunder) with contract number [Blank] with the Bank on [Blank], according to the drawdown plan agreed in the loan contract, the Company plans to take its [Blank] drawdown with an amount of [Blank] (currency) [Blank] (In words) on [Blank].

In accordance with the terms of the loan contract, this amount shall be made to the general settlement bank account opened by the Borrower at Shanghai Pudong Development Co., Ltd., the bank account name is [Blank], bank account number is: [Blank].

The Company hereby confirms, as at the date of this application form, there is no occurrence of any event or situation that would constitute events of default under the loan contract. The Company further confirms, all the representations and undertakings and guarantees are executed accordingly and all the applicable prerequisites are satisfied as agreed under the loan contract.

For the amount to be drawn down this time, the Company hereby makes specific application for the below [Blank] method of making external payment from the loan obtained:

(1)	The Lender entrusted payment method for all payments:

i)	The Company has provided the following documents to the Bank in compliance with the loan contract:

☐	Business Contract and written documents truthfully reflecting the Borrower’s payment obligation and related written documents relating to usage of the loan;

☐	Relevant invoices or receipts, the Borrower shall submit relevant invoices or receipts for the payment timely after payment has been completed, if such invoices and receipts are not available at the time of payment;

☐	legally valid payment voucher;

☐	Others: [Blank]

(ii)	Please transfer the loan principal requested to the following bank account of the transacting party, on [Blank], upon verification and approval by the Bank as agreed in the loan contract:

Branch	Name: [Blank]

Account	Name: [Blank]

Account	Number: [Blank]

(2)	The Borrower’s direct payment method for all payments:

i)	The Company has provided the following documents to the Bank in compliance with the loan contract:

☐	Business Contract and written documents truthfully reflecting the Borrower’s payment obligation and written document relating to loan usage:

☐	Others: [Blank]

(ii)	Please transfer the loan principal requested to our general settlement account upon verification and approval by the Bank as agreed in the loan contract:

Applicant: (seal): [Blank]

Legal representative or authorized agent: (signature or seal) [Blank]